Exhibit 99.1

ASX/Media RELEASE	31 January 2008

pSivida Quarterly Cash Flow – December 31, 2007

Commentary and Highlights

- First R&D funding payments from Pfizer to commence

- BrachySil Pancreatic Cancer Study Results

- pSiNutria Business sold to Intrinsiq

Boston, MA. and Perth, Australia – pSivida Limited (ASX: PSD, NASDAQ:PSDV, Xetra: PSI) announced the filing of its Quarterly Cash Flow Statement for the quarter ended December 31, 2007 with the ASX.

Cash Flow

The cash balance at December 31, 2007 was $11.2m (US$9.8m), a decrease of A$7.3m (US$6.7m) from the balance at September 30, 2007. During the quarter, net cash used in operating activities was $A7.2m (US$6.4m). Medidur development costs were A$910k higher in quarter ended December 31 2007 than the previous quarter. Medidur development costs in the quarter ending March 2008 are expected to be significantly lower than the most recent quarter. Cash royalties from Retisert were A$307k lower than the previous quarter due to the royalty advance agreement with Bausch and Lomb (further details below).

In January 2008 pSivida received A$562k (US$500k) as a first payment from the sale of its pSiNutria business and pSivida expects to shortly receive the first R&D support payment of A$562k (US$500k) from Pfizer as part of our ongoing R&D collaboration (further details below). These and future scheduled payments will positively impact the Company’s cash position going forward and the Company continues to pursue sources of non-dilutive capital.

Retisert

Subsequent to December 31, 2007, Bausch and Lomb will retain 100% of the next US$3.6m (A$4.1m) of Retisert® royalties otherwise payable to pSivida in accordance with a royalty advance agreement the Company entered into in June 2005. Royalties otherwise payable to pSivida for the quarter ended December 31, 2007 were US$541k (A$608k), which represents a 6% increase from US$510k (A$601k) for the quarter ended September 30, 2007 and a 33% increase from US$406 (A$527k) for the quarter ended December 31, 2006. Retisert® is the only FDA-approved treatment for posterior uveitis, a chronic eye disease.

pSivida to receive first R&D payments from Pfizer

The Company expects to shortly receive US$500k as the first quarterly research and development payment from Pfizer under the terms of the exclusive worldwide Collaborative Research and License Agreement signed in April 2007 for pSivida’s controlled drug delivery technologies in ophthalmic applications. Under the terms of that agreement, pSivida will receive up to US$153.5m in development and sales related milestones. Pfizer has already invested US$11.5m in pSivida making Pfizer the largest shareholder in Company holding approximately 10% of all outstanding shares.

BrachySil for Pancreatic Cancer Study Results

The results of the Phase IIa clinical trial of BrachySilTM for the treatment of advanced, inoperable pancreatic cancer were presented at American Society of Clinical Oncology-GI (ASCO-GI). Seventeen patients were treated with BrachySil (32P—radioactive Phospherous combined with BioSilicon) directly into the tumor in combination with standard chemotherapy at two major oncology hospitals in the UK and one in Singapore. The trial, designed as a safety study, showed BrachySil was safe and easily administered. Data also showed disease control in 82% of patients treated with BrachySil and an overall median survival time of 309 days. A Phase IIb dose ranging study is planned to commence this quarter.

Pancreatic cancer is the 4th highest cause of death by cancer in the US. Median survival for people with inoperable primary pancreatic cancer (over 80% of pancreatic cancer patients) is typically less than 6 months using standard chemotherapy.

pSiNutria business sold to Intrinsiq

The assets of pSiNutria Limited, a wholly owned subsidiary of pSivida, were sold to Intrinsiq, a UK based company in January 2008. pSiNutria was established to develop applications of the Company’s BioSiliconTM technology for the food industry and the sale of this asset continues to sharpen the Company’s focus on our core business – therapeutic delivery.

Terms of the agreements include:

•	pSivida has sold and licensed intellectual property and other assets related to nutraceuticals and food science applications of BioSiliconTM to Intrinsiq.

•	Intrinsiq is obligated to make a series of payments totaling US$1.23m in the first year following this closing of this transaction, $500k of which was received in January.

•

Provided the license is in place, Intrinsiq is obligated to pay royalties with minimum royalty payments of US$3.95m over approximately the next 6 years, $500k of which would be payable 18 months after the closing.

•	pSivida retains all rights outside the food science arena.

Enrolment competed for pivotal Phase III study of Medidur™ for DME

Enrolment was completed in October for the FAME™ (Fluocinolone Acetonide in Diabetic Macular Edema) Study of Medidur FA™ for the treatment of Diabetic Macular Edema (DME). FAME is a double masked, randomized, multi-center study that is following more than 900 patients in the U.S, Canada, Europe, and India, for 36 months with safety and efficacy assessed at two years. Alimera Sciences and pSivida are jointly developing Medidur FA under a collaborative research and development agreement.

More than 500,000 people in the United States have DME and this number is expected to exceed 700,000 by the year 2010. Currently there are no FDA-approved drug treatments for DME.

DSMB supports continuation of pivotal Phase III study of Medidur for DME

After completing its review of safety and efficacy data currently available, an independent Data Safety Monitoring Board (DSMB) in October recommended that the pivotal Phase III clinical trial FAME™ Study continue under the current protocol, without change. The trial is studying the use of Medidur FA™ for the treatment of DME.

Annual General Meeting

The Company held its Annual General Meeting in Melbourne, Australia in November 2007 where all resolutions were passed.

-ENDS-

Released by:

pSivida Limited	US Public Relations	European Public Relations
Brian Leedman	Beverly Jedynak	Eva Reuter
Vice President, Investor Relations	President	Accent Marketing Limited
pSivida Limited	Martin E. Janis & Company, Inc	Tel: +49 (254) 393 0740
Tel: +61 8 9226 5099	Tel: +1 (312) 943 1100 ext. 12	e.reuter@dr-reuter.eu
brianl@psivida.com	bjedynak@janispr.com

NOTES TO EDITORS:

pSivida is a global drug delivery company committed to the biomedical sector and the development of drug delivery products. Retisert® is FDA approved for the treatment of uveitis. Vitrasert® is FDA approved for the treatment of AIDS-related CMV Retinitis. Bausch & Lomb owns the trademarks Vitrasert® and Retisert®. pSivida has licensed the technologies underlying both of these products to Bausch & Lomb. The technology underlying Medidur™ for diabetic macular edema is licensed to Alimera Sciences and is in Phase III clinical trials. pSivida has a worldwide collaborative research and license agreement with Pfizer Inc. for other ophthalmic applications of the Medidur™ technology.

pSivida owns the rights to develop and commercialize a modified form of silicon (porosified or nano-structured silicon) known as BioSilicon™, which has applications in drug delivery, wound healing, orthopedics, and tissue engineering. The most advanced BioSilicon™ product, BrachySil™ delivers a therapeutic, P32 directly to solid tumors and is presently in Phase II clinical trials for the treatment of pancreatic cancer.

pSivida’s intellectual property portfolio consists of 70 patent families, 103 granted patents, including patents accepted for issuance, and over 300 patent applications. pSivida conducts its operations from facilities near Boston in the United States, Malvern in the United Kingdom and Perth in Australia.

pSivida is listed on NASDAQ (PSDV), the Australian Stock Exchange (PSD) and on the Frankfurt Stock Exchange on the XETRA system (PSI). pSivida is a founding member of the NASDAQ Health Care Index and the Merrill Lynch Nanotechnology Index.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: failure to prove efficacy for BrachySil; inability to raise capital; continued losses and lack of profitability; inability to develop or obtain regulatory approval for new products; inability to protect intellectual property or infringement of others’ intellectual property; inability to obtain partners to develop and market products; termination of license agreements; competition; inability to pay any registration penalties; costs of international business operations; manufacturing problems; insufficient third-party reimbursement for products; failure to retain key personnel; product liability; inability to manage change; failure to comply with laws; failure to achieve and maintain effective internal control over financial reporting; amortization or impairment of intangibles; issues relating to Australian incorporation; potential delisting from ASX or NASDAQ; possible dilution through exercise of outstanding warrants and stock options or future stock issuances; potential restrictions from capital raises; possible influence by Pfizer; and other factors that may be described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.